UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*

   Farrell   Daniel     T.
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   (Last)   (First)     (Middle)

   309 Center Street
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   (Street)

   Hancock, Michigan 49930
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   (City)   (State)  (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   August 30, 2002
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol
   Quincy Resources Inc.
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [X] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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
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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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-------------------  ----------------------  ----------------   ------------
1. Title of Security 2. Amount of Securities 3. Ownership Form: 4. Nature of
   of Indirect          Beneficially Owned      Direct (D) or      Indirect
   (Instr. 4)           (Instr. 4)              Indirect (I)       Beneficial
                                                                   Ownership
                                                                   (Instr. 5)
-------------------  ----------------------  ----------------    ------------
-------------------  ----------------------  ----------------    ------------
Common Shares        4,000,000                D                   N/A
-------------------  ----------------------  ----------------    ------------

-------------------  ----------------------  ----------------    ------------

-------------------  ----------------------  ----------------    ------------

-------------------  ----------------------  ----------------    ------------
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

Persons who respond to the collection of information contained in this for are not required to respond unless the form displays a currently valid OMB control number.
(Print or Type Responses)

Page 1

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FORM 3 (continued)
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
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Table II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(e.g., puts, calls, warrants, options, convertible securities)
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------------ ------------  ------------ ------------ ----------- -----------
1.Title of  2.Date         3.Title and  4.Conversion 5.Ownership 6.Nature of
  Derivative  Exercisable    Amount of    or Exercise  Form of     Indirect
  Security    and Expiration Securities   Price of     Derivative  Beneficial
 (Instr. 4)   Date           Underlying   Derivative   Securities: Ownership
              Month/Day/Year)Security     Security:    Direct (D)  (Instr. 5)
                                          (Instr. 4)   or Indirect
                                                       (I)(Instr. 5)
------------ -------------  ------------ ------------ ----------- -----------
             Date    Expira- Title Amount
             Exer-   tion          or Number
             Cisable Date          of Shares
------------ ------  ------  ----- ------ ------------ ----------- ----------
------------ ------  ------  ----- ------ ------------ ----------- ----------

------------ ------  ------  ----- ------ ------------ ----------- ----------

------------ ------  ------  ----- ------ ------------ ----------- ----------
=============================================================================
Explanation of Responses:

/s/ Daniel T. Farrell                September 6, 2002
---------------------                -----------------
** Signature of Reporting Person      Date

* If the form is filed by more than one reporting person, See Instruction
5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this for are not required to respond unless the form displays a currently valid OMB control number.

Page 2

SEC 1473 (8-92)
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